Exhibit 33.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-117807), of our report dated May 11, 2005 with respect to the 2005 and 2004 consolidated financial statements of Investors Capital Holdings LTD appearing in this Annual Report on Form 10-K of Investors Capital Holdings LTD for the year ended March 31, 2005.

Brown & Brown, LLP
Boston, Massachusetts
June 29, 2005